Imation Contact:
Brad Allen
Investor Relations and Corporate Communications
Imation Corp.
651-704-5818
bdallen@imation.com
TDK Contact:
Nobuyuki Koike
Corporate Communications Dept.
TDK Corporation
Tel: (+81)-3-5201-7102
pr@mb1.tdk.co.jp
Imation and TDK Agree to Imation’s Acquisition of TDK Brand
Recording Media Business for $300 Million in Stock and Cash
TDK to Take Approximately 17% Ownership Stake in Imation
Seat on Imation Board of Directors
Transaction Expected To Close in Calendar 3rd Quarter 2007
Tokyo, Japan & Oakdale, Minnesota April 19, 2007 Imation Corp. (NYSE:IMN) and TDK (NYSE:TDK) announced today that they have reached a definitive agreement under which Imation will acquire TDK brand world wide recording media business and use of the TDK brand name for recording media products, for $300 million in a combination of Imation common stock and cash with potential for payment of up to an additional $70 million based on future financial performance of the acquired business. TDK will retain its R&D, manufacturing and OEM business. The boards of directors of both companies have approved the transaction.
Highlights of the proposed transaction include the following:
•	Imation will acquire TDK brand recording media business and use of TDK brand name for current and future recording media products including magnetic tape, optical media, flash media and accessories.

•	At closing, TDK will receive approximately $280 million in Imation common stock, representing approximately 17 percent of shares outstanding, and $20 million in cash subject to certain conditions. This transaction will make TDK the largest shareholder of Imation and TDK will have the right to nominate a representative to serve on the Imation Board of Directors. By agreement, TDK’s ownership stake will not exceed 22 percent of Imation common stock on a fully diluted basis.

•	TDK brand recording media business operates globally, with major operations in Europe, Japan, the United States, and Asia. A number of TDK brand recording media employees are expected to transfer to Imation upon close. The transaction is expected to close in the third calendar quarter of 2007, subject to customary closing conditions.

•	TDK will continue R&D and manufacturing operations for recording media products including audio, video and data storage tape, and Blu-ray optical discs. TDK will supply Imation as well as its other OEM customers.

•	The transaction includes a Supply Agreement providing uninterrupted and continuing supply of TDK brand products to the market.
Frank Russomanno, Imation president and CEO said: “With this transaction Imation expands our portfolio of brands and builds on our four pillars of storage. Imation is bringing the well known TDK brand into our growing portfolio of strong consumer brands as well as adding the highly respected TDK brand recording media products to our commercial and consumer product portfolio.”
“We continue to build on our solid legacy, our global footprint, broad product portfolio, deep technology capability and global distribution, where we have operational and strategic synergies. Imation and TDK have established the foundation for a long-term strategic relationship that potentially allows the two companies to collaborate in other areas of mutual interest and benefit,” Russomanno concluded.
Takehiro Kamigama, TDK President said: “Powerful brands are important as consumers trust their critical information to these products. TDK and Imation can develop an ideal cooperation by complementing each others strengths in terms of regions, product and technology. The combination of the powerful TDK brand and the global brand and product management capabilities of Imation is the right strategy to take full advantage of these trends, compete effectively, meet evolving market demand and profitably grow the business.”
“In this era of ‘digital convergence’— where communication technologies become more powerful and the Internet is ubiquitous — recordable media products which meet the demand for capacity, convenience and mobility must anticipate the emerging needs of consumers to enable them to ‘live the digital lifestyle.’ This transaction positions the TDK brand to continue to meet consumers’ needs into the future,” Kamigama concluded.

Additional Information and Where to Find It
Additional information about Imation and this transaction is available at www.Imation.com. Additional information about TDK is available at http://www.tdk.co.jp/tetop01/index.htm.
About Imation Corp.
Imation Corp. is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company during 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.Imation.com or by calling 1-888-466-3456. Imation, the Imation logo, Memorex, and “Is it live or is it Memorex?” are trademarks of Imation Corp. and its subsidiaries. All other trademarks are the property of their respective owners.
About TDK Corporation
TDK Corporation (NYSE: TDK) is a leading global electronics company based in Japan. It was established in 1935 to commercialize “ferrite,” a key material in electronics and magnetics. TDK’s current product line includes ferrite materials, electronic components, wireless computer networking products, magnetic heads for HDD, and advanced digital recording media. Net sales in FY March 2006 were ca. US $6.8 billion. For more information about TDK, please visit http://www.tdk.co.jp/tetop01/index.htm

Imation Press Release Supplemental Information
Imation Corp. (NYSE:IMN) has issued two news releases this morning (Imation Announces Q1 2007 Financial Results: Imation and TDK Agree to Imation’s Acquisition of TDK Brand Recording Media Business for $300 Million in Stock and Cash). The company has scheduled a teleconference for the financial community and news media to discuss these announcements. The teleconference is scheduled to begin at 9:00 AM Central Daylight Time, today. A live webcast of the teleconference will be available at www.Imation.com and www.streetevents.com. The Teleconference Dial-in Number is: 866-256-9239 (U.S.) Telephonic replay will be available from 1:00 PM CDT on April 19, 2007 until 5:00 PM CDT Tuesday, April 24, 2007. The Replay Number is: 866-837-8032 (U.S. only) Access #1054649. All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
Summary of TDK Transaction, Financial and Operational Information
TDK Financial and Operational Information: Imation is purchasing a combination of assets and stock of TDK’s Recording Media business, excluding R&D and Manufacturing assets. For the 12 month period ended December 2006, Imation estimates that TDK generated approximately $670 million in revenue associated with the business being sold to Imation. Looking forward, Imation expects to report $575 million to $600 million in revenue, post integration associated with the business being acquired due to the elimination of certain revenues associated with the TDK brand which are already captured by Imation.
Under terms of the agreement, Imation has a long-term right to use of the TDK brand for current and future recordable magnetic, optical and flash media products globally. That right is revocable by TDK after 25 years, with a one year wind down. The transaction includes a Supply Agreement for TDK branded magnetic tape products, to include data storage, audio and video tape cartridges. The transaction agreement includes customary representation, warranties as well as a purchase price adjustment mechanism based on the level of working capital delivered at closing.
Imation anticipates that the acquisition, once fully integrated, will add approximately $25 million to $30 million in annualized operating income. This estimate includes purchase price amortization expenses of approximately $13 million, as well as significant synergy benefits, including expense reductions, purchasing, and supply chain benefits. Relative to fully diluted E.P.S. once fully integrated and on the same basis described above, Imation estimates the acquisition to be slightly accretive to our current business. This estimate includes per share dilution from the issuance of shares to TDK prior to any share repurchase activity and the assumed loss of interest income due to cash used in the acquisition.
Separately today, Imation announced that its Board of Directors has increased outstanding authorization for share repurchase. See Imation Board Authorizes Repurchase of up to 5 Million Shares of Common Stock; PRNewswire, April 19, 2007.

Purchase price: The $300 million purchase price is made up of approximately $280 million in Imation stock and $20 million in cash. Seven million shares are expected to be issued from treasury valued at $40.47 per share representing approximately 17 percent ownership. The purchase price is subject to adjustment or renegotiation should the average trading price of Imation common stock prior to closing be greater than $45.73 or less than $35.21 per share. Up to an additional $70 million in additional consideration could be paid out over three years contingent upon financial performance of the business.
Next Steps: Anti-trust regulatory review filings are expected to be filed in the US and certain countries in Europe with closing expected during the 3rd calendar quarter of 2007.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information including the expected financial impact of the acquisition of the TDK recording media business may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisition of the TDK recording media business and achieve the anticipated benefits including synergies in a timely manner; our ability to operate the Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.